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PROSPECTUS SUPPLEMENT                                       Rule 415(a)(1)(viii)
(TO PROSPECTUS DATED MARCH 14, 1995)                   Registration No. 33-85736




                                 154,037 SHARES

                                      VIVRA
                                  INCORPORATED

                                  COMMON STOCK

                                    _________


     VIVRA Incorporated, a Delaware corporation (the "Company") has issued and sold 154,037 shares (the "Shares") of common stock, $.01 par value per share, accompanied by Preferred Stock Purchase Rights (the "Common Stock"), in connection with the acquisition of Hopedale Dialysis Center, Inc., A Massachusetts corporation ("Hopedale"), Metro North Dialysis Center, Inc, a Massachusetts corporation ("Metro North") and Dialysis Services, Inc. a Massachusetts corporation ("DSI") (collectively, the "Acquired Companies"). The Company's wholly-owned subsidiary, Vivra Renal Care, Inc., a Nevada corporation ("VRC") has entered into a stock exchange agreement whereby VRC will acquire all the stock of the Acquired Companies (the "Acquisition") in exchange for the Shares of the Company.

     The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") under the symbol "V". The last reported sale price of the Common Stock on the NYSE on March 12, 1996 was $26.75 per share.

                                    _________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.










          The date of this Prospectus Supplement is March 13, 1996.

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                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference in this Prospectus Supplement from the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 27, 1996:

     (1) Stock Exchange Agreement among Vivra Renal Care, Inc., Vivra Incorporated; Martin Gelman, M.D. and Gerald Bousquet, M.D. (the "Exchange Agreement").

     Any statement contained herein, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus Supplement, the Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus Supplement or such Prospectus or Registration Statement.

                        CERTAIN TERMS OF THE ACQUISITION

     The terms and conditions of the Acquisition are set forth in the Exchange Agreement. The following summary of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such Agreement.

ACQUISITION CONSIDERATION

     Under the terms of the Agreement and subject to the conditions thereof, in consideration of the transfer and delivery of all of the issued and outstanding stock of the Acquired Companies, the Company delivered to the Dr. Gelman and Dr. Bousquet sellers $3,900,000 (the "St. Purchase Price"), paid by the delivery of the 154,037 Shares on the Closing Date. The Shares were calculated as that number of shares of the Common Stock equal to (i) the Purchase Price divided by
(ii) the average closing price of the Common Stock on the NYSE for twenty trading days preceding the closing on January 30, 1996.

     Under the Exchange Agreement, no shares may be sold until the date on which the Company reports combined financial statements of the Company and the Acquired Companies which includes at least 30 days operating results of the Acquired Companies.

CLOSING

     The Closing of the transactions contemplated by the Exchange Agreement was effective as of January 30, 1996.

STOCK EXCHANGE LISTING

     Pursuant to a condition to each party's obligation to consummate the Acquisition, the Shares issued in connection with the Acquisition have been listed on the NYSE.

REPRESENTATIONS AND WARRANTIES

     The Exchange Agreement contains customary representations and warranties relating to, among other things, (i) organization, qualification, authorization and similar corporate matters of the Acquired Companies; (ii) delivery of and accuracy and completeness of certain financial statements and reports of treatments of the Acquired Companies; (iii) absence of material change in the Acquired Companies since December 31, 1994; (iv) extent of and title to assets of the Acquired Companies; (v) that the Acquired Companies conduct no other business; (vi) that execution and delivery of the Exchange Agreement will not violate the charter documents of the Acquired Companies or the Company, or cause the Company or the Acquired Companies to breach any agreement or judgment, or accelerate any indebtedness; (vii) the Acquired Companies compliance with laws, including holding

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all rights, permits, consents and licenses necessary to conduct its business, no undisclosed production, storage or disposal of hazardous materials, filing of reports, and compliance with the Occupational Safety and Health Act and zoning laws; (viii) no undisclosed threatened or pending litigation of the Company or the Acquired Companies; (ix) no improper payments made by the Acquired
Companies; (x) no pending or threatened proceedings in eminent domain affecting assets or facilities of the Acquired Companies; (xi) insurance policies, labor arrangements, compensation of personnel, employment contracts and compliance with and qualification of employee benefit plans of the Acquired Companies;
(xii) trade names, trademarks, service marks, copyrights, patents and any pending registrations or applications of the Acquired Companies; (xiii) absence of undisclosed liabilities of the Acquired Companies; (xiv) material contracts, commitments, instruments and leases related to the dialysis business to which the Acquired Companies is a party and no breach thereof; (xv) no employment of services of any brokers by the Acquired Companies or the Company in connection with the Acquired Companies Acquisition; (xvi) delivery of securities documents and filings of the Company to Sellers; (xvii) no untrue representation or warranty of the Company or the Acquired Companies; and (xviii) registration of the Shares under the Securities Act of 1933, which upon issuance will be validly issued, fully-paid, non-assessable and free of preemptive rights.

CERTAIN COVENANTS

     Pursuant to the Exchange Agreement, Dr. Gelman has agreed that for a period of seven years, Dr. Gelman will not, jointly or individually, directly or indirectly (i) compete with the Company or the Acquired Companies within an agreed upon radius of the facilities of the Acquired Companies; (ii) solicit any of the Company s patients or employees for or on behalf of any competing business; and (iii) to the extent that any confidential information becomes available to the sellers in the course of the transactions contemplated by the Exchange Agreement, use or divulge such information without the prior written consent of the Company.

CLOSING AGREEMENTS

     Under each of the Agreements, the parties executed, acknowledged and delivered at the Closing the following:

          (i) A lease for the premises currently occupied by the Hopedale facility.

          (ii)      A Medical Director Agreement.

     In addition, the Exchange Agreement states that the Company and sellers shall execute and deliver an escrow agreement and shall deliver to the Escrow Holder therein identified a portion of the Shares, for retention and distribution by the Escrow Holder in an escrow account in accordance with such escrow agreement.


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                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

INCORPORATION BY REFERENCE  . . . . . . . . . . . . . . . . . . . . . . . .    2
CERTAIN TERMS OF THE ACQUISITION  . . . . . . . . . . . . . . . . . . . . .    2


                                   PROSPECTUS

AVAILABLE INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . .    2
INCORPORATION BY REFERENCE  . . . . . . . . . . . . . . . . . . . . . . . .    2
PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
INVESTMENT CONSIDERATIONS   . . . . . . . . . . . . . . . . . . . . . . . .    5
USE OF PROCEEDS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
PRICE RANGE OF COMMON STOCK   . . . . . . . . . . . . . . . . . . . . . . .    8
DIVIDEND POLICY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . .   10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS   . . . . . . . . . . . .   30
LEGAL MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
EXPERTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30


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                                 154,037 SHARES

                               VIVRA INCORPORATED

                                  COMMON STOCK

                                   ----------

                              PROSPECTUS SUPPLEMENT
                                  March 13, 1996

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